June 20, 2008



F. Mikael Mleko
Grant Thornton, LLP
175 West Street
Chicago, Illinois 60604

Re: Lifetime Achievement Fund,
Inc.

Dear Mr. Mleko:

Enclosed please find a copy of
the Lifetime Achievement Fund,
Inc.'s  ("the Fund")  response
to  Item  77K  of  Form  N-SAR
which we propose to file  with
the  Securities  and  Exchange
Commission  (the "Commission")
in    connection   with    the
resignation of Grant  Thornton
LLP    as    the   independent
registered  public  accounting
firm for the Fund.

Please   furnish  us  with   a
letter   by  July  15,   2008,
addressed  to  the  Commission
stating whether you agree with
the  statements  made  therein
and,  if  not,  detailing  the
particular   statements   with
which  you  do not agree.   We
will  file your letter  as  an
exhibit    to   the   enclosed
response.

Thank you for your assistance.


Very truly yours,


/s/ Michael R. Thill
Michael R. Thill, CPA
Accounting Operations Manager
UMB Fund Services, Inc.